FILED # C 7800-83

AUG 2 8 2003

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT
of
ARTICLES OF INCORPORATION
of
ICEBERG BRANDS CORPORATION
A Nevada Corporation

The undersigned Robert Klein, Secretary of Iceberg Brands Corporation does hereby certify that a special Meeting of the Board of Directors held at the offices of the Corporation on August 20, 2003, at which a quorum was present, the following resolutions were duly passed:

RESOLVED: That the Articles of Incorporation of Iceberg Brands Corporation shall be amended, subject to shareholder approval, to change the name of Iceberg Brands Corporation to Avalon Gold Corporation in accordance with Section 78.385 of the Nevada Revised Statute and it is further

RESOLVED: The Corporation's authorized common capital stock consists of 200,000,000 shares of common stock with $0.001 par value per share, of which 20,530,298 shares are currently issued and outstanding.

RESOLVED: Effective August 20, 2003, the Board of Directors does hereby declare a One -for- Four reverse split of all of this Corporation's outstanding common stock without any change in par value for the shares of common stock of this corporation, and it is further

RESOLVED: a majority of the shareholders on the record of August 20, 2003, approved the aforesaid resolutions in accordance with Section 78.209 of the Nevada Revised Statute. The total number of outstanding shares of common stock entitled to vote with respect to the resolutions was 20,530,298 shares and the number of shares voting in favor of the resolution was 10,741,039 exceeding the vote required, such required vote being 10,465,352 shares.

RESOLVED: That in connection with such reverse stock split, in the event of fractional shares, there shall be no fractional shares or scrip certificated issued and all fractional shares shall be rounded to the nearest whole and deliverable in accordance with the reverse stock split, and it is further

RESOLVED: That the officers of the corporation and each of them is authorized and empowered to arrange for and purchase new stock certificates of the corporation to be issued to shareholders and to represent the Common Stock of this Corporation issuable pursuant to the reverse split and such share certificates, as determined by the officers, shall be deemed to be the shares of this corporation, and it in further

RESOLVED: That the officers of the corporation and each of them is authorized and empowered to do such things and execute such documents as may be necessary in order to effectuate the purpose of the foregoing resolutions.

RESOLVED: That the name change and reverse stock split shall be effective as of September 8, 2003

RESOLVED: The Articles of Incorporation of Iceberg Brands Corporation are hereby amended as follows:

ARTICLE 1
(amended)

The name of Corporation is **Avalon Gold Corporation**

I, the undersigned Secretary of Iceberg Brands DO HEREBY CERTIFY that the foregoing is a true, complete and accurate copy of resolutions duly adopted by the Board of Directors of the said Corporation at a special meeting held on the aforementioned day, at which a quorum of the Directors were present; and I do further certify that these resolutions have not been altered, amended repealed or rescinded and they are now in full force and effect.

Witness my and the Seal of the Corporation this 20th day of August, 2003

Dated: August 20, 2003

R. Waters

Robert Waters, President & Director

Dated: August 20, 2003

Robert Klein, Secretary & Director